                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  E-LOAN, INC.


        E-Loan, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

        FIRST: The name of the corporation is E-Loan, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 19, 1999.

        SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

        THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Chief Executive Officer and the Secretary this 5th day of May, 1999.


                                E-LOAN, INC.

                                By /s/ CHRIS LARSEN
                                   -------------------------------------
                                   Chief Executive Officer, Chris Larsen

ATTEST:


By: /s/ FRANK SISKOWSKI
    -------------------------------
    Secretary, Frank Siskowski

                                    EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                 OF E-LOAN, INC.




                                    ARTICLE I

        The name of this corporation is E-Loan, Inc.

                                   ARTICLE II

        The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 61,765,167 shares. 50,000,000 shares shall be Common Stock with a par value of $0.001. 11,765,167 shares shall be Preferred Stock with a par value of $0.001, 428,635 of which shall be designated as Series A Preferred Stock, 450,708 of which shall be designated as Series B Preferred Stock, 4,467,912 of which shall be designated as Series C Preferred Stock, 4,467,912 of which shall be designated as Series C-1 Preferred Stock, and 1,950,000 of which shall be designated as Series D Preferred Stock.

        Upon filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock shall be split and converted into three
(3) shares of Common Stock.

                                    ARTICLE V

        The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

        1. Dividend Provisions. When and as declared by the corporation's board of directors, the holders of Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.02 per share of Series A Preferred Stock, $0.096 per share of Series B

Preferred Stock, $0.122852 per share of Series C Preferred Stock, $0.122852 per share of Series C-1 Preferred Stock and $0.9263 per share of Series D Preferred Stock, respectively, per annum, payable in preference to any payment of any dividend on Common Stock. After payment of such dividends, any additional dividends declared shall be payable entirely to the holders of Series C and Series C-1 Preferred Stock and Common Stock on a pro rata basis (as determined on a per annum basis and on an as converted basis for the Series C and Series C-1 Preferred Stock). The right of the holders of Preferred Stock to receive dividends shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

        2. Liquidation Preference.

               (a) Preferred Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.22 per share for each share of Series A Preferred Stock, $0.96 per share for each share of Series B Preferred Stock, $1.22852 per share for each share of Series C Preferred Stock, $1.22852 per share for each share of Series C-1 Preferred Stock and $9.263 per share of Series D Preferred Stock, respectively, then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the respective series of Preferred Stock. If the assets and funds thus distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of Preferred Stock in proportion to the number of shares of Preferred Stock held by each such holder in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b) Remaining Assets. Upon the completion of the distribution required by subsection (a) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series C, Series C-1 and Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series C, Series C-1 and Series D Preferred Stock) until with respect to the holders of Series C and Series C-1 Preferred Stock, such holders shall have received an aggregate of $3.6855 per share, and with respect to the holders of Series D Preferred, such holders shall have received an aggregate of $13.89 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (including amounts paid pursuant to subsection (a) of this Section 2); thereafter, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

               (c) Reorganization or Merger.

                        (i) A reorganization or merger of the corporation with or into any other corporation or entity, or a sale of all or substantially all of the assets of the corporation, in which transaction the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2.

                        (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                (A) Securities not subject to investment letter
or other similar restrictions on free marketability covered by (B) below:

                                    (1) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                                    (2) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                    (3) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                                (B) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

        3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The Issuance Price for the Series A Preferred Stock shall be $0.22. The Conversion Price for the Series A Preferred Stock shall initially be $0.22, subject to adjustment as provided below. The Issuance Price for the Series B Preferred Stock shall be $0.96. The Conversion Price for the Series B Preferred Stock shall initially be $0.96, subject to adjustment as provided below. The Issuance Price for the Series C and Series C-1 Preferred Stock shall be $1.22852. The Conversion Price for the Series C and Series C-1 Preferred Stock shall initially be $1.22852, subject to adjustment as provided below. The Issuance Price for the Series D Preferred Stock shall be $9.263. The Conversion Price for the Series D Preferred Stock shall initially be $9.263, subject to adjustment as provided below. The number of shares of Common

Stock into which a share of series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series of Preferred Stock.

               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the earlier of (i) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (the "Act") covering the offer and sale of Common Stock for the account of the corporation at a per share offering price of not less than $13.89 per share (as adjusted for stock splits, dividends or combinations) and an aggregate offering price of $15,000,000; or (ii) the date specified by written consent or agreement of (A) the holders of a majority of the then outstanding shares of Series C and Series C-1 Preferred Stock (voting together as a single class), (B) the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting together as a single class) and (C) the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class).

               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) If this corporation shall issue, after the date upon which any shares of Series C Preferred Stock and Series D Preferred Stock were first issued (the respective series "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of the series of Preferred Stock being adjusted outstanding immediately prior to such issuance plus the number of shares of the series of Preferred Stock being adjusted that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of the series of Preferred Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

                             (A) No adjustment of the Conversion Price for any
series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                             (B) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                             (C) In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                             (D) In the case of the issuance (whether before, on
or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                                (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of, or in exchange (to the extent then convertible or exchangeable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

                                (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), the Conversion Price of the Series C Preferred Stock or Series D Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                (4) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series C Preferred Stock and Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

                        (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the Purchase Date other than:

                                (A) Common Stock issued pursuant to a
transaction described in subsection 3(f) hereof;

                                (B) Common Stock issued or issuable upon
conversion of the Preferred Stock; or

                             (C) 1,500,000 Shares of Common Stock issuable or
issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation and any other shares issued in connection with transactions (including additions to the stock option plan) provided such issuances are unanimously approved by the Board of Directors of this corporation.

               (e) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Preferred Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (f) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                        (1) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                        (2) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                        (3) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

                        (4) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

                        (5) All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (g) Minimal Adjustments. No adjustment in the Conversion Price for the Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

               (h) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Articles of Incorporation with the requisite stockholder consent.

               (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for the Preferred Stock pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

               (j) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

               (k) Notices. Any notice required by the provisions of this
Section 3 to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

               (l) Pay-to-Play; Special Mandatory Conversion.

                        (i) At any time following the Purchase Date, if (a) the holders of shares of Series C Preferred Stock are entitled to exercise the right of first offer (the "Preemptive Rights") set forth in Section 3 of the Restated Investors' Rights Agreement, dated September 4, 1998 by and among this corporation and certain investors, as amended from time to time (the "Rights Agreement"), with respect to an equity financing of this corporation to which
Section 3(d) would be applicable (the "Equity Financing"), (b) this corporation has complied with its notice obligations, or such obligations have been waived, under the Right of First Offer with respect to such Equity Financing and this corporation thereafter proceeds to consummate the Equity Financing, and (c) such holder (a "Non-Participating Holder") does not by exercise of such holder's Right of First Offer acquire his, her or its Pro Rata Share (as defined in Section 3 of the Rights Agreement) offered in such Equity Financing (a "Mandatory Offering"), then all of such Non-Participating Holder's shares of Series C Preferred Stock shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into an equivalent number of shares of Series C-1 Preferred Stock; provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of this corporation, such holder agrees in writing to waive his, her or its Right of First Offer with respect to such Equity Financing. Upon conversion pursuant to this subsection 3(l)(i), the shares of Series C Preferred Stock so converted shall be canceled and not subject to reissuance.

                        (ii) The holder of any shares of Series C Preferred Stock converted pursuant to this subsection 3(l) shall deliver to this corporation during regular business hours at the office of any transfer agent of this corporation for the Series C Preferred Stock, or at such other place as may be designated by this corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to this corporation. As promptly as practicable thereafter, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series C-1 Preferred Stock to be issued and such holder shall be deemed to have become a stockholder of record of Series C-1 Preferred Stock on the Mandatory Offering Date unless the transfer books of this corporation are closed on that date, in which event he, she or it shall be deemed to have become a stockholder of record of Series C-1 Preferred Stock on the next succeeding date on which the transfer books are open.

                        (iii) In the event that any Series C-1 Preferred Stock shares are issued, concurrently with such issuance, this corporation shall use its best efforts to take all such action as may be required, including amending its Articles of Incorporation, (a) to cancel all authorized shares of Series C-1 Preferred Stock that remain unissued after such issuance, (b) to create and reserve for issuance upon Special Mandatory Conversion of any Series C Preferred Stock a new series of Preferred Stock equal in number to the number of shares of Series C-1 Preferred Stock so canceled and designated Series C-2 Preferred Stock, with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series C-1 Preferred Stock, except that the Conversion Price for such shares of Series C-2 Preferred Stock once initially issued shall be the Series C Conversion Price in effect immediately prior to such issuance and (c) to amend the provisions of this subsection 3(l) to provide that any subsequent Special Mandatory Conversion will be into shares of Series C-2 Preferred Stock rather than Series C-1 Preferred Stock. This corporation shall take the same actions with respect to the Series C-2 Preferred Stock and each subsequently authorized series of Preferred Stock upon initial issuance of shares of the last such series to be authorized. The right to receive any dividend declared but unpaid at the time of conversion on any shares of Preferred Stock converted pursuant to the provisions of this subsection 4(l) shall accrue to the benefit of the new shares of Preferred Stock issued upon conversion thereof.

        4. Redemption.

               (a) At any time after December 17, 2001, but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series C and Series C-1 Preferred Stock (voting together as a single class) that all or, if less than all, a specified percentage of such holders' shares of Series C and Series C-1 Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as a "Series C Redemption Date") the shares specified in such request by paying in cash therefor a sum per share equal to (i) $1.22852 per share of Series C and Series C-1 Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, and with respect to the Series C Preferred Stock as adjusted in accordance with Section 3(d)) plus (ii) ten percent (10%) per annum on the amount payable under this Section 4(a) accruing from the date hereof, plus (iii) all declared but unpaid dividends on such share (the "Series C Redemption Price"). The number of shares of Series C and Series C-1 Preferred Stock that this corporation shall be required to redeem on any one Series C Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series C and Series C-1 Preferred Stock outstanding immediately prior to such Series C Redemption Date that have been requested to be redeemed pursuant to this Section 4(a) by (ii) the number of remaining Series C Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Series C and Series C-1 Preferred Stock effected pursuant to this subsection 4(a) shall be made on a pro rata basis among the holders of the Series C and Series C-1 Preferred Stock in proportion to the number of shares of Series C and Series C-1 Preferred Stock proposed to be redeemed by such holders. No other capital stock of the corporation is redeemable prior to the Series C or Series C-1 Preferred Stock without the prior written consent of the holders of a majority of the Series C and Series C-1 Preferred Stock (voting together as a single class).

               (b) At any time after September 4, 2002, but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series D Preferred Stock (voting together as a single class) that all or, if less than all, a specified percentage of such holders' shares of Series D Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as a "Series D Redemption Date") the shares specified in such request by paying in cash therefor a sum per share equal to (i) $9.263 per share of Series D Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, and with respect to the Series D Preferred Stock as adjusted in accordance with Section 3(d)) plus (ii) ten percent (10%) per annum on the amount payable under this Section 4(a) accruing from the date hereof, plus (iii) all declared but unpaid dividends on such share (the "Series D Redemption Price"). The number of shares of Series D Preferred Stock that this corporation shall be required to redeem on any one Series D Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to such Series D Redemption Date that have been requested to be redeemed pursuant to this Section 4(b) by (ii) the number of remaining Series D Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Series D Preferred Stock effected pursuant to this subsection 4(b) shall be made on a pro rata basis among the holders of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock proposed to be redeemed by such holders. No other capital stock of the corporation is redeemable prior to the Series D Preferred Stock without the prior written consent of the holders of a majority of the Series D Preferred Stock (voting together as a single class).

               (c) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C, Series C-1 Preferred Stock or Series D Preferred Stock (collectively the Redeemable Preferred) to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (4)(d), on or after each Redemption Date, each holder of Redeemable Preferred Stock to be redeemed on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (d) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Redeemable Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Redeemable Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Redeemable Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Redeemable Preferred Stock receives the same percentage of the applicable Redeemable Redemption Price. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

               (e) On or prior to each Redemption Date, this corporation shall deposit the Redemption Price of all shares of Redeemable Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from this corporation that such holder has surrendered his, her or its share certificate to this corporation pursuant to subsection (4)(c) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Article IV(3) hereof. Such instructions shall also provide that any moneys deposited by this corporation pursuant to this subsection (4)(e) for the redemption of shares thereafter converted into shares of this corporation's Common Stock pursuant to Article
IV(3) hereof prior to the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation pursuant to this subsection (4)(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board of Directors.

        5. Voting Rights.

               (a) General Voting Rights. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Preferred Stock held by each holder) shall be disregarded.

               (b) Voting for the Election of Directors. As long as at least a majority of the shares of Series C Preferred Stock originally issued remain outstanding (including shares subsequently converted into shares of Series C-1 Preferred Stock), the holders of such shares of Series C and Series C-1 Preferred Stock shall be entitled to elect two (2) directors of this corporation at each annual election of directors. As long as at least a majority of the shares of Series D Preferred Stock originally issued remain outstanding, the holders of Series D Preferred shall be entitled to elect one (1) director of this corporation at each annual election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at each annual election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect the remaining directors.

               (a) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

        6. Protective Provisions.

               (a) General. In addition to any other class vote that may be required by law, so long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class:

                        (i)adversely alter or change the powers, preferences or special rights of the Preferred Stock; or

                        (ii) increase or decrease (other than by redemption or conversion) the aggregate number of authorized shares of Preferred Stock; or

                        (iii) create, authorize or issue any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Preferred Stock as to dividends, liquidation, conversion rights or voting rights; or

                        (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 4;

                        (v) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

                        (vi) declare or pay any dividend on any shares of Common Stock; or

                        (vii) change the authorized number of directors of this corporation.

               (b) Series D Protective Provisions. So long as at least a majority of the shares of Series D Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock:

                        (i) adversely alter or change the powers, preferences or special rights of the Series D Preferred Stock;

                        (ii) increase or decrease (other than by redemption or conversion) the aggregate number of authorized shares of Series D Preferred Stock;

                        (iii) create, authorize or issue any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series D Preferred Stock as to dividends, liquidation, conversion rights or voting rights;

                        (iv) change the authorized number of directors of this corporation; or

                        (v) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed, provided that such transaction has an aggregate pre-money valuation of this corporation of less than or equal to $165,000,000 and such approval is not unreasonably withheld.

        7. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                   ARTICLE VI

        The following is applicable to the Common Stock:

        1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 3 of Article Five hereof.

        3. Redemption. The Common Stock is not redeemable.

        4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE VII

        The corporation is to have perpetual existence.



                                  ARTICLE VIII

        In furtherance and not in limitation of the powers conferred by statute, the

Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE IX

        The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                    ARTICLE X

        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by the law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.